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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                   FORM 8-K

                                 CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


Date of report:  October [15], 1998

                           REALTY INCOME CORPORATION
                           -------------------------
           (Exact name of registrant as specified in its charter)




        Maryland                  1-13318                    33-0580106
        --------                  -------                    ----------
       (State of          (Commission File Number)          (IRS Employer
     Incorporation)                                      Identification No.)


               220 WEST CREST STREET, ESCONDIDO, CALIFORNIA 92025
               --------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                                 (760) 741-2111
                                 --------------
                 (Registrant's telephone number, including area code)


                                     NONE
                                     ----
          (former name or former address, if changed since last report)

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     Item 5.  Other Events

     Forward-Looking Statements; Safe Harbor Under Private Securities Litigation Reform Act of 1995. Realty Income Corporation (referred to in this Form 8-K as "we", "us", "our", or "Realty Income") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Investors are cautioned that all statements, trend analyses and other information contained in the oral or written statements or disclosures by us or one or more of our officers including, but not limited to, any registration statement, prospectus or prospectus supplement we may file under the Securities Act of 1933, as amended, or any of our filings under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relative to the markets for our real estate and trends in our operations or financial results, as well as other statements including words such as "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions, constitute forward-looking statements under the Reform Act. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results to be materially different from those contemplated by the forward-looking statements.

Potential Payments Under Treasury Interest Rate Lock Agreement

     In May 1998, we entered into a U.S. Treasury interest rate lock agreement to protect us against the possibility of rising interest rates for a future debt offering. Under the U.S. Treasury interest rate lock agreement, we receive or make a payment based on the differential between a specified interest rate, 5.726%, and the actual 10-year U.S. Treasury interest rate on a notional principal amount of $100 million, at the end of six months (which if not extended, ends in November 1998). Based on the 10-year U.S. Treasury interest rate at October 14, 1998 of 4.591%, we would have to make a payment of approximately $8.55 million, which payment may increase or decrease depending on the actual 10-year U.S. Treasury interest rate on the date we settle the agreement, and is not subject to a cap. Through the offering of debt securities we expect to be able to amortize, as additional interest expense over the term of the debt securities, any payments that may result from the interest rate lock agreement. Each basis point change in the 10-year U.S. Treasury interest rate results in a $75,000 increase (if the rate goes down) or decrease (if the rate goes up) in the amount of the payment we will make or receive. However, there is no assurance we will be able to complete an offering of debt securities that would allow us to amortize the payment. If we are unable to complete a debt offering we would likely have to recognize the entire payment during the year ending December 31, 1998, which would decrease our earnings and funds from operations per share, but would not be expected to affect our ability to pay dividends at the current rate.

Competition For Acquisition Of Real Estate

     We face competition in the acquisition, operation and sale of property. We can expect such competition from:

     -    Businesses,
     -    Individuals,
     -    Fiduciary accounts and plans, and
     -    Other entities engaged in real estate investment.

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     Some of these competitors are larger than we are and have greater financial resources. This competition may result in a higher cost for properties that we wish to purchase.

     The tenants leasing our properties generally face significant competition from other operators. This competition may adversely impact:

     - That portion, if any, of the rental stream to be paid to us based on a tenant's revenues, and
     -    The tenants' results of operations or financial condition.

Environmental Liabilities

RISK

     Investments in real property can create a potential environmental
liability.   An owner of property can face liability for environmental
contamination created by the presence or discharge of hazardous substances on the property. We may face such liability regardless of:

     -    Our knowledge of the contamination,
     -    The timing of the contamination,
     -    The cause of the contamination, or
     -    The person responsible for the contamination of the property.

     There may be environmental problems associated with our properties of which we are unaware. In that regard, a number of our properties are leased to operators of oil change and tune-up facilities, and convenience stores which sell petroleum-based fuels. These facilities, or other of our properties, utilize, or may have utilized in the past, underground tanks for the storage of petroleum-based or waste products which could create a potential for release of hazardous substances.

     The presence of hazardous substances on a property may adversely affect our ability to sell such property and we may incur substantial remediation costs. Although our leases generally require our tenants to operate in compliance with all applicable federal, state and local laws, ordinances and regulations and to indemnify us against any environmental liabilities arising from the tenant's activities on the property, we could nevertheless be subject to strict liability by virtue of our ownership interest, and there can be no assurance that our tenants would satisfy their indemnification obligations under the leases.

COMPLIANCE

     We believe that our properties comply in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

     We have not been notified by any governmental authority, nor are we otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our present properties. Nevertheless, if environmental contamination should exist, we could be subject to strict liability for the contamination by virtue of our ownership interest.

INSURANCE

     In April 1998, we obtained a five year environmental insurance policy on our property portfolio for a premium of $286,000. The limit of the policy is $15.0 million for each loss and $25.0 million in the aggregate, with a $100,000 deductible. There is a sublimit on properties with underground storage tanks of $1.0 million per occurrence and $5.0 million in the aggregate, with a deductible of $25,000.

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Adverse Impact Of Failure To Qualify As A REIT

     We believe that we have operated, and we intend to continue to operate, so as to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with our taxable year ended December 31, 1994. Although we believe that we are organized and operate as a REIT, we can not completely assure you that we will continue to be so organized or that we will be able to operate in a manner so as to qualify or remain so qualified.

     Qualification as a REIT involves the satisfaction of numerous requirements under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control.

     For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources and we must pay distributions to stockholders aggregating annually at least 95% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains).

     We can not assure you that legislation, new regulations, administrative interpretations or court decisions will leave unchanged the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualifications.

     If we were to fail to qualify as a REIT in any taxable year:

     - We would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates,
     - We would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders,
     - We would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would substantially reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability for the years involved, and
     -    We would no longer be required to make distributions to stockholders.

     Even if we qualify for and maintain our REIT status, we are subject to certain federal, state and local taxes on our income and property. For example, if we have net income from a prohibited transaction, such income will be subject to a 100% tax.

Effect Of Distribution Requirements

     To maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our stockholders at least 95% of our taxable income each year. This taxable income is determined without regard to the dividends paid deduction and by excluding net capital gains.

     We are also subject to tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year.

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     In addition, we are subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for such calendar year, 95% of our capital gain net income for the calendar year, and any amount of such income that was not distributed in prior years.

     We intend to continue to make distributions to our stockholders to comply with the distribution requirements of the Code and to reduce exposure to federal income taxes and the nondeductible excise tax.

     Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

Dilution Of Common Stock

     Our future growth will depend in large part upon our ability to raise additional capital. If we were to raise additional capital through the issuance of equity securities, we could dilute the interests of holders of common stock. Likewise, our Board of Directors is authorized to cause us to issue preferred stock of any class or series (with such dividends and voting and other rights as the Board of Directors may determine). Accordingly, the Board of Directors may authorize the issuance of preferred stock with voting, dividend and other similar rights that could dilute, or otherwise adversely affect, the interests of holders of Common Stock.

Real Estate Ownership Risks

     We are subject to all of the general risks associated with the ownership of real estate. In particular we face the risk that rental revenue from the properties will be insufficient to cover all corporate operating expenses and debt service payments on indebtedness we incur. Additional real estate ownership risks include:

     -    Adverse changes in general or local economic conditions,
     -    Changes in supply of or demand for similar or competing properties,
     -    Changes in interest rates and operating expenses,
     -    Competition for tenants,
     -    Changes in market rental rates,
     -    Inability to lease properties upon termination of existing leases,
     -    Renewal of leases at lower rental rates,
     - Inability to collect rents from tenants due to financial hardship, including bankruptcy,
     - Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate,
     -    Uninsured property liability,
     -    Property damage or casualty losses,
     - Unexpected expenditures for capital improvements or to bring properties into compliance with applicable federal, state and local laws, and
     -    Acts of God and other factors beyond the control of our management.

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Year 2000 Issue

     Some of our existing computer programs identify a year by using only two digits instead of four. This method of identification could cause these programs to fail or create erroneous results in the year 2000. This situation has been referred generally as the Year 2000 issue.

     We believe that the cost of remediation associated with our corporate level computer systems will be minimal. We anticipate that we will complete remediation in the first quarter of 1999.

     The other essential component of the Year 2000 issue is to ensure that our significant tenants are assessed for Year 2000 compliance. We have initiated discussions with our significant tenants in order to assess readiness for the Year 2000 issue. Due to the nature of the tenant's businesses, we do not believe the Year 2000 issue will materially impact the tenant's ability to pay rent. However, the failure of one or more tenants as a result of the Year 2000 issue could have a material adverse effect on our results of operation or financial position.

     Upon completion of our assessment program, we will consider the necessity of implementing a contingency plan to mitigate any adverse effects associated with the Year 2000 issue. Though we do not expect the Year 2000 issue to have a material adverse effect on our results of operation or financial position, there can be no assurances of that position.

Dependence On Key Personnel

     We depend on the efforts of our executive officers and key employees. The loss of the services of our executive officers and key employees could have a material adverse effect on our operations.

     The risk factors may have affected, and in the future could affect, our actual operating and financial results and could cause such results to differ materially from those in any forward-looking statements. You should not consider this list exhaustive. New risk factors emerge periodically, and we can not completely assure you that the factors we describe above list all material risks to the Company any specific point in time. We have disclosed many of the important risk factors discussed above in our previous filings with the Securities and Exchange Commission.